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                                                                    Exhibit 99.1



Monday April 5, 9:17 am Eastern Time

Company Press Release

Cypress Completes Acquisition of IC WORKS

SAN JOSE, Calif.--(BUSINESS WIRE)--April 5, 1999--Cypress Semiconductor Corporation (NYSE:CY - news) today announced that the company and certain selling stockholders completed the public offering of 7.2 million shares on April 1, 1999.

Cypress's portion of the public offering, 4.7 million shares, was to cure tainted shares from its stock repurchase program in order for the acquisition of IC WORKS Inc. (ICW) to be accounted as a pooling of interests.

The successful public offering and the accountant's concurrence that no conditions exist to preclude Cypress from accounting for the acquisition as a pooling of interests completed all closing conditions of this acquisition which began in January 1999 when the companies announced a definitive agreement to merge. The merger was effective on April 1, 1999. The combined companies will be located in existing facilities in San Jose, Calif.

Cypress's first quarter 1999, ended April 4, 1999, will include the operating results of ICW which is expected to be immediately accretive to Cypress's earnings. The combined companies' first quarter performance could be in the revenue range of $148-153 million, up from analysts' estimates of $135 million, and earnings could be in the range of $0.08-0.09 per share, up from analysts' estimates of $0.07, excluding non-recurring transaction-related costs.

Cypress Semiconductor Corporation is an international supplier of high-performance integrated circuits with worldwide headquarters in San Jose. The company provides a broad range of products for leading computer, networking, and telecommunications companies worldwide.

The company's product line includes static RAMs, high-speed PROMs, and specialty memories; programmable logic devices (PLDs); data communication products; and timing devices and USB microcontrollers. Cypress shares are listed on the New York Stock Exchange under the symbol CY. The company has a site on the World Wide Web at http://www.cypress.com.

The above news release contains forward-looking statements regarding the impact of the acquisition on Cypress's operating results. Cypress's actual results may vary materially from the results discussed in these forward-looking statements. Factors that may cause

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such a difference include: those risks surrounding timely development, production and continued increased market acceptance of the combined companies' products; Cypress's ability to successfully combine the operation of the two companies; the ability of the combined company to compete in the highly competitive and rapidly changing marketplace; and the other risks detailed from time to time in Cypress's periodic reports with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for the fiscal year ended Jan. 3, 1999 and its Form 8-K filed in connection with this acquisition.

Contact:

     Cypress Semiconductor, San Jose
     Manny Hernandez, 408/943-2754 (Investors)
     Joseph L. McCarthy, 408/943-2902 (Press)